CONSENT OF INDEPENDENT AUDITORS



The Board of Trustees and Shareholders
Evergreen Select Fixed Income Trust and
Evergreen Fixed Income Trust



We consent to the use of our reports, dated November 5, 1999 and August 6, 1999, for Evergreen Select Adjustable Rate Fund and Evergreen Capital Preservation and Income Fund, respectively, portfolios of Evergreen Select Fixed Income Trust and Evergreen Fixed Income Trust, respectively, incorporated herein by reference and to the references to our firm under the caption "FINANCIAL STATEMENTS AND EXPERTS" in the Prospectus/Proxy Statement.


                                             /s/ KMPG LLP

Boston, Massachusetts
April 10, 2000